CHANGE IN CONTROL AGREEMENT
THIS AGREEMENT made as of the 1th day of May 2014.
BETWEEN
CANADIAN PACIFIC RAILWAY COMPANY,
A corporation organized under the laws of Canada,
(the "Corporation")
having a mailing address of
7550 Ogden Dale Road
Calgary, Alberta
T2C 4X9
- and –

(the "Executive")
Mark Wallace
having a mailing address of
340 Whispering Water Bend
in the Province of
Alberta
WHEREAS the Board of Directors of the Corporation (the "Board") recognizes that the establishment and maintenance of a sound and vital management team is essential to the protection and enhancement of the best interests of the Corporation and its shareholders;
AND WHEREAS the Board further recognizes that, as is the case with many corporations, the possibility of a Change in Control of the Corporation could arise and create a climate of uncertainty among the Corporation's Officers, and could result in the resignation or distraction of such Officers to the detriment of the Corporation and its shareholders;
AND WHEREAS, in order to induce the Executive to remain in the employ of the Corporation and to assure the Corporation of the Executive's continued and undivided attention and services, notwithstanding any events which might result in a Change in Control of the Corporation, this Agreement, which has been approved by the Board, records certain benefits extended to the Executive.
NOW THEREFORE, the Parties hereby mutually covenant and agree as follows:

1.	Definitions
The following terms shall have the meanings assigned to them below.

(a)
"Accrued Compensation" shall mean all amounts earned or accrued through the Termination Date but not paid as of the Termination Date including (i) base salary at the rate which is the greater of the rate in effect immediately prior to the Change

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in Control and the rate in effect on the Termination Date, (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Corporation during the period ending on the Termination Date, (iii) vacation pay, (iv) any amounts to be paid to the Executive under the Corporation's benefit and pension plans, and (v) any short term or long term incentive award with respect to the Corporation’s fiscal year ended prior to the Termination Date.

(b)	"Cause" shall mean and be limited to:

(i)
the wilful and continued failure by the Executive to substantially perform the Executive's duties with the Corporation after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, and the Executive fails to correct such failure to perform the Executive's duties within 30 days after such written demand is delivered to the Executive; provided, however, that if such failure is as a result of the Executive's Disability or Retirement or occurs after the happening of circumstances which would entitle the Executive to terminate for Good Reason, the same will not constitute the basis for "Cause"; or

(iii)
the wilful engaging by the Executive in conduct which is demonstrably and materially injurious to the Corporation, monetarily or otherwise. For purposes of this definition, any action by the Executive or any failure on the Executive's part to act, will be deemed "wilful" when done (or omitted to be done) by the Executive not in good faith and if the Executive had or ought to have had the reasonable belief that the Executive's action or omission would not be in the best interests of the Corporation.

(iii)	any other act or omission that would amount to just cause at common law.
Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for Cause, unless and until there will have been delivered to the Executive a copy of a resolution duly adopted by at least 75% of the votes cast by the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clauses (i) or (ii) of this Section and specifying the particulars thereof in detail.

(c)	"Change in Control" of the Corporation shall be deemed to have occurred if:

(i)
any Person or any Persons acting jointly or in concert, as defined in Section 159 of the Securities Act (Alberta), as amended from time to time, (such Person or Persons, an “Acquirer”) becomes the beneficial owner of or acquires control or direction over, directly or indirectly, securities of the

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Corporation representing more than 20% of the combined voting power of the Corporation's then outstanding securities entitled to vote in the election of the directors of the Corporation (the "Voting Shares") unless the Acquirer is a wholly-owned subsidiary of a holding corporation of the Corporation (a “Holding Corporation”) (as “subsidiary” and “holding corporation” are defined in the Canada Business Corporations Act);

(ii)
an Acquirer becomes the beneficial owner of or acquires control or direction over, directly or indirectly, securities of a Holding Corporation representing more than 20% of the combined voting power of the Holding Corporation’s then outstanding securities entitled to vote in the election of the directors of the Holding Corporation (the "Holding Corporation’s Voting Shares");

(iii)
any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of a Holding Corporation or the Corporation, with or into any other Person (other than an affiliate of the Holding Corporation or the Corporation with or into a Holding Corporation) but excluding any such transaction or series of transactions in which the Persons who were shareholders of the Holding Corporation or the Corporation immediately prior to the transaction or series of transactions, as applicable, hold 80% or more of the voting shares of the new entity created by the transaction or series of transactions;

(iv)
all or substantially all the assets of the Corporation or a Holding Corporation are sold, assigned or transferred (including by operation of law), or otherwise disposed of to another Person unless such Person is a wholly-owned subsidiary of the Corporation or a Holding Corporation;

(v)
if on any day during the term of this Agreement more than 50% of the directors of a Holding Corporation or the Corporation then in office (A) were not directors of the Holding Corporation or the Corporation, as applicable, on the same day in the immediately preceding calendar year and (B) were not proposed by the Board of Directors of the Holding Corporation or the Board, as applicable, existing prior to their appointment or election; or

(vi)	the Board, by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board, determines that for purposes of this Agreement, a Change in Control has occurred.

(d)
"Disability" shall mean a physical or mental impairment that is certified in writing by a physician as preventing the Executive from engaging in any employment for which the Executive is reasonably suited by virtue of the Executive’s education, training or experience and that can reasonably be expected to last for the remainder of the Executive’s lifetime.

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(e)	"Good Reason" shall mean:

(i)
Inconsistent Duties. The assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Corporation, or a material alteration in the nature or status of the Executive’s responsibilities or duties or reporting relationship from those in effect immediately prior to a Change in Control.

(ii)
Benefits and Perquisites. The failure by the Corporation to provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities which opportunities will be evaluated in light of the performance requirements therefor) to those provided for under the compensation, incentive compensation, stock option, retirement, pension, savings, vacation, deferred compensation, professional fees and club dues reimbursement, financial counselling, expense reimbursement, company vehicle, benefit or material perquisite plans, programs and practices in which the Executive was participating at any time within 180 days preceding the date of a Change in Control or at any time thereafter;

(iii)
Reduced Salary. A reduction of the Executive’s salary as in effect on the date of the Change in Control or any time thereafter or the failure of the Corporation to grant the Executive salary increases at a rate commensurate with the increases accorded to other key executives of the Corporation;

(iv)	No Assumption by Successor. A failure by the Corporation to obtain from any Successor its agreement to assume and perform this Agreement as contemplated by Section 6 hereof; or

(v)
Relocation. A requirement that the Executive be based at any city located at minimum 30 miles from where the Executive is based immediately prior to the Change in Control or a substantial increase in the Executive’s business travel obligations subsequent to the Change in Control.

(f)
"Notice of Dispute" shall mean a notice sent by either the Executive or the Corporation to the other party following the delivery of a Notice of Termination indicating that the party giving such notice has a dispute, claim or difference concerning the Notice of Termination and setting out with reasonable particularity the subject matter of the dispute.

(g)
"Notice of Termination" shall mean a notice sent by either the Executive or the Corporation to the other party terminating the Executive’s employment as of a certain date and setting forth the reasons therefor. The Executive's failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of "Good Reason" will not result in a waiver of the Executive’s rights hereunder or

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preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

(h)	"Payment Date" shall mean a date that is no later than the 30th business day following the Termination Date.

(i)
"Person" shall mean any individual, corporation, partnership, firm, group, association, trust, unincorporated organization or other “person” as such term is used in Section 2 of the Canada Business Corporations Act as amended from time to time.

(j)	"Retirement" shall mean the voluntary retirement of the Executive at the Executive's own initiative in accordance with the provisions of the Corporation's pension plan.

(k)	"Severance Period" shall mean a period of 24 months following the Termination Date.

(l)	"Severance Salary Rate" shall mean the highest monthly rate of base salary that was payable to the Executive during the 24-month period immediately preceding the Termination Date.

(m)	"Successor" shall mean the direct or indirect successor by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Corporation.

(n)
"Termination Date" shall mean (i) in the case of the Executive’s death, the date of death, (ii) in the case of the Executive's Retirement, the date of Retirement in accordance with the Corporation's pension plan, (iii) in the case of a termination by the Executive in accordance with Section 3, the last day of employment as set forth in the Notice of Termination given by the Executive (which will not be less than 30 days or more than 60 days from the date such notice is given), (iv) in the case of a termination by the Corporation for Cause, a date not less than 30 days after receipt of the Notice of Termination by the Executive, (v) in the case of a termination due to the Executive’s Disability, the date of the Disability, and (vi) in the case of a termination by the Executive in accordance with Section 3 where there has been no assumption of this Agreement by a Successor, the date on which the succession becomes effective.

2.	Term of Agreement
This Agreement shall commence as of the date hereof and shall continue in effect until the date the Executive’s employment is terminated; provided, however, that if the Executive’s employment is terminated following, or in anticipation of, a Change in Control, the term shall continue in effect until all payments and benefits have been made or provided to the Executive hereunder.

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3.	Executive’s Right of Termination
After a Change in Control and for 18 months thereafter, the Executive shall have the right to terminate employment for Good Reason by sending a Notice of Termination to the Corporation setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason. If the Executive’s employment is terminated in accordance with the provisions of this Section 3, the Executive shall be entitled to the compensation and benefits described in Section 4(c) below.

4.	Compensation and Benefits following Change in Control
Following a Change in Control, the Executive shall be entitled to the following compensation and benefits:

(a)
Cause, Death, Retirement, Other than for Good Reason. If the Executive’s employment is terminated (i) by the Corporation for Cause, (ii) by reason of the Executive’s death (iii) by reason of the Executive's Retirement or (iv) by the Executive other than in accordance with Section 3, the Corporation shall pay to the Executive the Accrued Compensation.

(b)
Disability. If the Executive’s employment is terminated as a result of Disability, the Corporation shall pay to the Executive the Accrued Compensation and the Executive's benefits will be determined in accordance with the Corporation's insurance programs and other benefit or pension plans then in effect.

(c)
By the Corporation Without Cause, By the Executive for Good Reason. If the Executive’s employment with the Corporation shall be terminated by the Corporation for any reason other than for Cause or Disability within 18 months following a Change in Control, or by the Executive in accordance with the provisions of Section 3, the Executive shall be entitled to the following no later than the Payment Date:

(i)	Accrued Compensation. The Accrued Compensation.

(ii)	Severance Payment. An amount equal to 24 months of the Severance Salary Rate.

(iii)	Incentive Compensation Plans

a.	Short Term Incentive Plans
Any amounts required to be paid to the Executive under the Performance Incentive Plan (or any successor plan) in which the Executive is participating prior to the Change in Control. The Corporation will pay the Executive a lump sum amount in lieu of the Executive’s participation in such annual incentive plan equal to the sum of:

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(A)	for the year during which the Termination Date occurs, an amount equal to the greater of

a.	the amount payable to the Executive under such annual bonus plan for that year, determined as if 100% of the target result of the Corporation's performance for that year was achieved, and

b.
the amount payable to the Executive under such annual bonus plan for that year, determined as if the actual performance of the Corporation from the beginning of that year to the end of the most recently completed fiscal quarter during that year, if any, prior to the Termination Date, on an annualized basis, was the actual performance of the Corporation for that year

and

(B)
for each other year or portion thereof remaining in the Severance Period, an amount equal to the Executive's target annual bonus for the year during which the Termination Date occurs, prorated based upon the number of months and days that fell within the Severance Period during each such year.

All amounts payable hereunder with respect to such annual bonus plan will be determined based upon 100% of the Executive's award under such annual bonus plan, notwithstanding any discretion of the Management Resources and Compensation Committee of the Board and notwithstanding any amendments to such annual bonus plan occurring after the Change in Control.

b.	Other Incentive Plans
Any amounts required to be paid to the Executive under the terms of such longer term incentive compensation plan(s) (including the stock option plans, deferred share unit plans and any successor or additional plans) in which the Executive is participating prior to the Change in Control.

(iv)
Insurance Coverage. The Corporation will continue to cover the cost of the Executive and the Executive's dependants coverage under the Corporation's life, disability, accident, dental and health insurance programs in place immediately prior to the Termination Date until the end of the Severance Period, subject to the Executive's continued contributions, if any; provided, however, that the Corporation has the option of paying a lump sum equal to

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the present value of the cost to the Corporation of such continued coverage in lieu of continuing the coverage.

(v)
Career Counselling. At the Executive's request, the Corporation will pay for career counselling services actually obtained from the recognized professional career counselling firm of the Executive's choice and that are no less favourable than those made available to former Officers of the Corporation of similar standing or rank who terminated employment on or prior to the Change in Control. Such services will be provided until the Executive obtains subsequent employment or establishes the Executive’s own business activity. Eligibility for these benefits is limited to one year following the Termination Date to a maximum cost of $50,000 excluding applicable taxes.

(vi)
Company Car and Expenses. The Executive will be entitled to purchase, before the Payment Date, the car provided by the Corporation for the Executive's use, at a price calculated on the same basis as that used for the optional purchase of company cars by participants in the Corporation's Executive Automobile Plan in effect immediately prior to the Change in Control. In addition, the Corporation will pay the Executive an amount equal to the expenses that would have been incurred for the use of the car if the Executive had continued to be employed throughout the Severance Period, determined on the basis that the annual expenses for using the car are equal to the total vehicle expenses payable or reimbursable to the Executive, by the Corporation, during the calendar year preceding the calendar year in which the Termination Date occurs; provided, however, that such amount will not be less than the amount of such expenses (including any reimbursement of taxes) that would have been paid or reimbursed for such calendar year in accordance with the Corporation's policy in effect as of the Change in Control.

(vii)
Financial Counselling. The Corporation will continue to provide the Executive throughout the Severance Period with the same financial counselling benefits as those to which the Executive was entitled immediately prior to the Change in Control, including the preparation of the Executive’s tax return(s) for himself and the Executive’s spouse for the taxation year during which the Severance Period ends.

(viii)	Relocation Assistance.
a.    Moves of 75 miles or more
In the event that the Executive relocates the Executive’s residence from one metropolitan area to another within Canada or the United States, involving a distance of not less than 75 miles, for any reason during the 12 month period following the Termination Date or 12 months past the resolution of any

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dispute under Section 12 hereof, the Corporation will provide the Executive with the same level of relocation assistance benefits as that provided under the Corporation's Relocation Policy (the "Policy") in effect at the time of the Change in Control, with the exception of the following:

▪	Temporary Living Expenses

▪	Equity Protection

▪	Purchase of a New Property

▪	Mortgage Interest Differential Payment

▪	Housing Purchase Subsidy

▪	Rental Subsidy

▪	Bridge Financing.
In lieu of a payment under the Home Disposal Assistance Plan Section of the Policy, the Executive will be entitled to a payment equal to the greater of:

(A)	the "appraised market value" (as defined under the Policy) of the Executive’s current residence and

(B)	the original purchase price of the Executive’s current residence plus the cost of any capital improvements to such residence from the original date of purchase.
This payment will be paid to the Executive, within 5 business days after the determination of the appraised market value (as defined under the Policy). In consideration of such payment, the Executive agrees to transfer title to the Executive’s current residence forthwith to the Corporation or to the relocation company engaged by the Corporation, as directed by the Corporation, and to deliver to it all title documents in the Executive's possession that relate to the Executive's current residence.
b.    Moves of less than 75 miles
In the event that the Executive relocates the Executive’s residence involving a distance of less than 75 miles, for any reason during the 12 month period following the Termination Date, the Corporation will reimburse the Executive for disbursements made in respect of any legal fees, real estate commissions and real property transfer taxes incidental to the conveyance of the Executive's existing residence and the Executive’s new residence.

(ix)	Executive Medical. An amount equal to the cost of the annual physical examination last provided to the Executive before the Change in Control, for each year in the Severance Period.

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(xi)
Club Memberships. An amount equal to the annual membership fees, not including any fees for initial membership paid on behalf of the Executive, for the year in which the Termination Date occurs, for each year of the Severance Period and prorated for incomplete years.

(xii)
Housing Loans. The Executive will make repayments of any loan issued by the Corporation in connection with the Corporation's Relocation Expenses Policy, in accordance with the repayment schedule under the loan as though the Executive had not terminated employment; except that full repayment of the loan will be due on the earlier of the end of the Severance Period and the date on which the Executive sells the Executive’s residence.

(xiii)
Housing Subsidy. An after-tax amount equal to the present value of the cost of any housing subsidy given to the Executive by the Corporation prior to the Executive’s termination of employment that would have been payable by the Corporation under the terms of its policy in effect as of the Change in Control had the Executive continued to be employed during the Severance Period.

(xv)
Professional Membership Fees. An amount equal to the membership fees for membership in professional organizations related to maintaining the Executive’s professional status reimbursed by the Corporation for the year preceding the year during which the termination occurs, for each year in the Severance Period.

(xiv)
Pensions. The Executive is entitled to receive a lump sum value equivalent to the actuarial value of the benefits under the pension arrangement outlined in the Executive Employment Agreement had the Executive continues to accrue service from the Executive’s Termination Date to the end of the Severance Period.

(xv)
Legal Fees and Expenses. The Corporation will pay the Executive's legal fees and expenses incurred by the Executive as a result of the Executive’s termination (including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement) to a maximum amount of $100,000 excluding applicable taxes provided however, that the Executive shall re-pay to the Corporation all such amounts if it is determined by an arbitrator or court that the Executive’s dispute was frivolous or vexatious.

(xvi)
Tax Withholding. Unless expressly provided otherwise in an applicable provision of this Agreement, all payments to be made under this Section will be subject to required statutory deductions at source.

(xvii)	Calculations. For purposes of determining the present value of an amount, other than for purposes of clause (c) (xv) above, the interest rate to be used

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will be the yield for 5 year constant maturity Canadian government bonds for the current week taken from the most recent weekly Canadian Debt Strategy published by ScotiaMcLeod Inc. or, if for any reason that report is not available at the relevant time, the most recent weekly report published by another recognized Canadian publisher of a report of similar standing chosen by the Corporation. All calculations of amounts payable under this Agreement will be subject to verification by the Corporation's independent auditors.

(xviii)
No Mitigation. The Executive will not be required to mitigate the amount of any payment provided for in this Section by seeking other employment or otherwise, nor will the amount of any payment or benefit provided for in this Section be reduced by any compensation earned by the Executive as the result of employment, whether by another employer or self-employment, or by pension benefits after the Termination Date, or otherwise, except as specifically provided in this Section.

5.	Payment of Benefits
If any payment to the Executive required by this Agreement is not made within the time for such payment specified herein, the Executive shall be paid interest on such payment at the legal rate payable from time to time upon judgments in the Province of Alberta from the date such payment is payable under the terms hereof until paid.

6.	Binding Agreement
This Agreement shall inure to the benefit of and be enforceable by the Executive, and the Executive’s heirs, legal or personal representatives. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate. This Agreement shall be binding upon the Corporation, its Successors and assigns. The Corporation shall require any Successor to expressly assume and agree to perform this Agreement in accordance with its terms. The Corporation shall obtain such assumption and agreement prior to the effectiveness of any such succession.

7.	Notices
For the purpose of this Agreement, notices and all other communications provided for in this Agreement will be in writing, will be deemed to have been duly given when delivered or sent by facsimile or other form of recorded electronic communication, charges prepaid and confirmed in writing or on the third business day after having been sent by registered mail, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith.

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8.	Most Favoured Benefits
If after a Change in Control there is a conflict between the provisions of this Agreement and the provisions of any incentive compensation plans, benefit plans, the Pension Plan, any other perquisites payable, or any basis of compensation or the payment of benefits to the Executive, generally, the parties acknowledge and agree that it is the intent of this Agreement that the Executive will receive the maximum of the amounts owing to the Executive hereunder or thereunder and in no event will the Executive be disadvantaged as a result of such a conflict.

9.	Amendments; Waivers
No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party of the breach of any condition or provision of this Agreement shall be deemed a waiver of any other condition or provision at the same or any other time. Any Change in Control Agreement between the parties hereto which predates this Agreement is null and void.

10.	Governing Law
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Alberta.

11.	Validity
The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.	Dispute Resolution

(a)	Following the delivery of a Notice of Dispute by either party, at the election of the Executive such dispute may be settled and determined by mandatory arbitration.

(b)
Where the Executive has elected to settle the dispute by way of arbitration, the provisions of this Section 12 shall be deemed to constitute an “arbitration agreement” within the meaning of the Arbitration Act, R.S.A. 2000, c.A.-43 as amended (the “Act”) and the provisions of the Act, except to the extent that a contrary intention is expressed herein, shall apply to any arbitration hereunder. The Executive may at any time give written notice to the Corporation of a desire to submit such dispute to arbitration. Within 10 business days after receipt of such notice, the parties shall appoint a single arbitrator, with appropriate experience to determine such dispute. If the parties fail to appoint an arbitrator either party may apply to a judge of the Court of Queen's Bench to appoint an arbitrator to determine such dispute. Notwithstanding the Act, the Executive may discontinue the submission to arbitration and revoke the appointment of an arbitrator at any time prior to the

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commencement of the hearing. The arbitrator so appointed shall have all the powers of a judge of the Court of Queen's Bench and shall forthwith proceed to arbitrate the dispute. The award of the arbitrator shall be delivered to the parties within 60 days of the conclusion of the arbitration hearing. The costs of the arbitration shall be paid as determined by the arbitrator. Judgment upon the award rendered by the arbitrator may be entered into any court having jurisdiction and thereupon execution or other legal process may issue thereon. The parties hereto and all persons claiming through or under them hereby attorn to the jurisdiction of the arbitrator and to the jurisdiction of any court in which the judgment may be entered.

(c)
Following the delivery of a Notice of Dispute the Corporation will provide compensation and benefits in accordance with Section 4(c) herein, other than long term incentive plan or pension plan participation or payment, in which the Executive was participating when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved either by way of mutual written agreement of the parties, by binding arbitration award hereunder or by final judgment, order or decree of a court of competent jurisdiction (which is not appealable, or the time for appeal therefrom has expired and no appeal has been perfected). In the event that the final resolution determines that the Executive is entitled to benefits pursuant to Section 4(c), all amounts paid by the Corporation hereunder to the Executive following the Termination Date, shall be considered to be payments under Section 4(c) and shall not be duplicated. In the event that the final determination of the dispute determines that the Executive is not entitled to any benefits under Section 4(c), the Executive agrees to return promptly to the Corporation all payments received following the Termination Date set out in the Notice of Termination, other than any benefits to which he is entitled pursuant to Section 4(a) or (b), as applicable.

13.	Counterparts
This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

CANADIAN PACIFIC RAILWAY COMPANY

Per__/s/ E.H. Harrison_____________________
E. Hunter Harrison, CEO

Per_/s/ Peter Edwards______________________
Peter Edwards, VP Human Resources and Labour Relations

/s/ Cheryl Parks        /s/ Mark Wallace
Witness    Mark Wallace
Cheryl Parks
Witness Name (print)

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Schedule A
PARTICIPANT IN DEFINED CONTRIBUTION OPTION
If the Executive is participating in the Pension Plan's defined contribution option at the Termination Date, "P" equals the sum of:

(1)	the contributions that the Corporation would have remitted on his behalf to the Pension Plan during the Severance Period; and

(2)	the notional contributions that the Corporation would have allocated on his behalf to a notional account under the Supplemental Plan during the Severance Period, calculated assuming that:

(3)
he had been employed throughout the Severance Period and that his salary had been increased on each January 1st during that period in accordance with the salary and merit increase assumptions which appear in the last actuarial report on the Pension Plan filed prior to the Change in Control with the appropriate governmental authorities; and

(4)
the bonus payable under the short-term incentive plan for the calendar year of the Termination Date had been determined pursuant to clause 4(c)(iii), and the bonus payable under such plan for each subsequent year or fraction thereof during the Severance Period had been determined pursuant to clause 4(c)(iii) applied to the adjusted salary rates determined in accordance with subparagraph (3) above.

If the Executive is not entitled to his accrued benefits under the Retirement Arrangement by reason of not having satisfied the vesting requirements for such benefits, he shall receive an additional cash payment, due no later than the Payment Date, equal to the amount that would have been payable to him under the Retirement Arrangement at such date if he had satisfied such vesting requirements.

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